EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is made and entered into on June 7 , 2002, by and between John E. Gates ("Employee") and Stonehouse Technologies, Inc., a Texas corporation and wholly-owned subsidiary of nStor Technologies, Inc. ("nStor") ("Stonehouse"). Employee and Stonehouse are collectively referred to herein as the "parties". Capitalized terms used herein and not otherwise defined herein shall have the meaning given such terms in that certain Stock Purchase Agreement, dated June __, 2002, by and among nStor Technologies, Inc, Pacific USA Holdings Corp., Pacific Technology Group, Inc., and Stonehouse (the "Stock Purchase Agreement").

1.  Duties.

    Stonehouse hereby employs Employee, and Employee hereby agrees to serve as the President and Chief Executive Officer of Stonehouse during the Term (as defined hereinafter) hereof. Employee shall have such duties and powers as are normally accorded a President and Chief Executive Officer of a corporation and shall loyally, conscientiously and in good faith perform such duties as may be assigned to him from time to time by the Board of Directors.

2.  Term and Termination.

          (a) Term of Agreement.

          (i) Original Term. Unless earlier terminated as provided in this Agreement, the term of Employee's employment shall commence on June , 2002 (the "Effective Date") and shall continue until May 31, 2004; provided, however, that in the event the Net Revenues of Stonehouse for the Valuation Period as reflected on the Net Revenue Statement are less than $1,000,000 (such an occurrence, a "Net Revenues Test
          Failure"), Employee's employment shall, at the option of Stonehouse and upon 30 days notice from Stonehouse to Employee, terminate upon the date on which a final determination of the amount of Net Revenues of Stonehouse for the Valuation Period is made in accordance with the provisions of the Stock Purchase Agreement (the "Net Revenue Determination Date") (the period from the Effective Date through the earliest of (i) May 31, 2004, (ii) the Net Revenues Determination Date and (iii) the date of any earlier termination in accordance with this Agreement, being hereafter referred to as the "Original Term").

          (ii) One Year Renewals. Unless (i) Stonehouse or Employee delivers written notice of its or his intent not to extend the term of this Agreement on or prior to the date that is three (3) months prior to May 31, 2004 or the then applicable Annual Renewal Period (as defined hereinafter), if any, or (ii) this Agreement is otherwise terminated prior May 31, 2004 or the then applicable Annual Renewal Period as provided in this Agreement, this Agreement shall be automatically renewed for an unlimited number of additional one (1) year periods
          (each an "Annual Renewal Period"). The Original Term and any Annual Renewal Periods are hereinafter collectively referred to as the "Term".

          (b) Termination By Company for Cause. Notwithstanding anything in this Agreement to the contrary, express or implied, this Agreement, and Employee's employment, may be terminated immediately and without notice by Stonehouse for "Fair and Honest Cause or Reason Regulated by Good Faith" ("Cause"). For purposes of this Agreement, Cause shall include, but is not limited to Employee's:


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          (i)  engaging  or  participating  in any  activity  which is  directly competitive with or intentionally injurious to Stonehouse;

          (ii) behavior that causes key employees to leave employment of Stonehouse

          (iii) commission of any fraud against Stonehouse or use or appropriation for his personal use and benefit of any funds, assets or properties of Stonehouse not authorized by Stonehouse to be so used or appropriated;

          (iv) knowing violation of law, conviction for commission of a felony or conviction for a crime involving dishonesty or moral turpitude:

          (v) failure to carry out business issues that are relevant to Stonehouse's success; and

          (vi) sexual, verbal or mental harassment of any employee.

        Upon  termination  of this  Agreement  by  Stonehouse  pursuant  to this
        Section 2(b), Employee shall be entitled to receive on the date of termination any unpaid Base Salary (as defined in Section 4) earned through the date of termination. Upon termination of this Agreement under this Section 2(b), employee shall not be entitled to any Bonus amounts otherwise due under Section 4, and Stonehouse shall have no further obligations to Employee under this Agreement.


          (c) Termination By Stonehouse Without Cause. Notwithstanding anything in this Agreement to the contrary, express or implied, this Agreement and Employee's employment, may be terminated at the will of Stonehouse without Cause upon delivery of written notice to Employee; provided, however, that Employee shall nonetheless be entitled to receive (i) his Base Salary for the balance of the Term, and (ii) any unpaid Bonus (as hereinafter defined) amounts then earned by Employee through the date of termination. All amounts payable to Employee under clause (i) shall be paid to Employee in that number of equal monthly installments as are remaining in the Term, and all amounts payable to Employee under clause (ii) above shall be paid within thirty (30) days of termination. If Stonehouse elects to terminate this Agreement pursuant to this subparagraph 2(c), Stonehouse shall not have any further obligations to Employee under this Agreement other than the payment of the Base Salary and Bonus pursuant to this Section 2(c). Notwithstanding the foregoing, in the event Employee is terminated by Stonehouse under this Section 2(c) and Employee thereafter engages or participates in any activity described in Section 2(b)(i), Stonehouse shall not have any further obligations to pay Employee as set forth in this Section 2(c).

          (d) Voluntary Termination by Employee. Employee may voluntary terminate his employment with Stonehouse by giving Stonehouse sixty
          (60) days advance written notice. Upon any voluntary termination of this employment with Stonehouse under this Section 2(d), Employee shall be entitled to receive any unpaid Base Salary earned through the date of termination. Upon any termination of Employee's employment with Stonehouse pursuant to this Section 2(d), Employee shall not be entitled to any Bonus amounts otherwise due under Section 4, and Stonehouse shall not have any further obligations to Employee under this Agreement.

          (e) Automatic Termination. This Agreement and Employee's employment, shall terminate immediately and without the necessity of any notice or any other action by any party hereto upon the first to occur of the following:

               (i)    The death of Employee;
               (ii)   The loss of Employee's legal capacity to contract;
               (iii) The inability of Employee to perform his duties or responsibilities hereunder, as a result of mental or physical ailment or incapacity, for an aggregate of ninety (90) calendar days during any calendar year (whether or not consecutive) unless waived in writing by Stonehouse; or (iv) The expiration of the Term of this Agreement, provided that timely notice has been given as required by Section 2(a)(ii).


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Upon  termination  of this  Agreement  pursuant to clauses (i), (ii) or (iii) of this Section 2(e), Employee or Employee's estate, as the case may be, shall be entitled to an amount equal to (i) any unpaid Base Salary earned through the date of termination and any unpaid Bonus earned through the date of termination, plus (ii) Employee's Base Salary for a period of three (3) months or the remaining period of the Term, whichever is less. The amounts payable pursuant to this Section 2(e) shall be payable within thirty (30) days of the date of termination. Upon payment of such amounts, Stonehouse shall not have any further obligations to Employee or Employee's estate, as the case may be, under this Agreement.

3.      Exclusivity of Employment.

          (a) Loyal and Conscientious Service. Subject to the Addendum to Employment Agreement included as part of this Agreement, during the Term of this Agreement, Employee shall devote his full time, interest, abilities and energies to Stonehouse and use his best efforts, skills and abilities to promote the general welfare and interest of
          Stonehouse and to preserve, maintain and enhance its business and business relationships with its customers and employees.

          (b) Non-competition. During the Term of this Agreement and the Restricted Period (defined below), Employee shall not, directly or indirectly, render services of a business, professional or commercial nature to any other person or entity that competes with the business of Stonehouse or any of its affiliates (a "Stonehouse Entity"), including nStor, whether alone, as an employee, as a partner, or as a shareholder, officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any similar representative capacity of any other entity. Notwithstanding the foregoing, the expenditure of reasonable amounts of time for educational, charitable or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required under this Agreement. For purposes of this Agreement, "Restricted Period" shall mean that period commencing on the date of termination of this Agreement and ending on the date which is two (2) years thereafter or, in the event this Agreement is terminated by Stonehouse because of a Net Revenues Test Failure, the date which results in a Restricted Period of equal duration to the Original Term of this Agreement.

4.      Compensation.

          (a) Base Salary.

               (i) Beginning on the date hereof, and continuing the entire Term of this Agreement, Stonehouse shall pay Employee a fixed annual salary in an amount equal to Two Hundred Thousand Dollars ($200,000.00) or such greater amount as may be determined by the Board of Directors of Stonehouse from time to time (the "Base Salary").

               (ii) The Base Salary shall be paid in equal installments (subject to proration for any period of employment of less than a year or any applicable payroll period therein) on Stonehouse's regular payroll dates. Employee authorizes Stonehouse to make such deductions and withholdings from his Base Salary and any other earnings of Employee from Stonehouse as are required by law, which deductions shall include, without limitation, withholding for federal and state income tax and Social Security and Medicare withholding.


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          (b) Bonus.  Commencing in the fiscal year  beginning  July 1, 2002 and for each fiscal year of Stonehouse thereafter during the Term of this Agreement, Employee shall be eligible to receive a cash bonus (the "Bonus"), in an amount equal to (i) 100% of the first $50,000 (or any lesser amount) of Stonehouse's Net Revenues in excess of $1,000,000 and (ii) 13.33% of Stonehouse's Net Revenues in excess of $1,050,000.

          (c) Additional Compensation and Benefits During the Term of this Agreement.

               (i) Employee shall be entitled to four weeks paid vacation in each twelve-month period during the Term of this Agreement;
               (ii)  Stonehouse   shall  pay  or  reimburse   Employee  for  all
               reasonable and necessary travel and other business expenses incurred or paid by Employee in connection with the performance of his services under this Agreement upon approval of Stonehouse and presentation of expense statements, vouchers, logs and such other supporting information as Stonehouse may reasonably request from time to time;
               (iii) Stonehouse shall pay for Employee's portion of the standard medical insurance plan, standard disability plan, standard dental plan and standard life insurance plan provided for by Stonehouse. Employee shall additionally be eligible to participate in any standard Stonehouse retirement benefits including but not limited to Stonehouse 401(k) retirement plans. Any additional premiums for Employee's dependents shall be the responsibility of Employee;
               (iv) Employee shall be entitled to receive an automobile allowance of $750.00 per month to be paid to Employee on the first of every month during the Term of this Agreement .
               (v) Employee shall be entitled to receive country club membership benefits in the form of monthly dues compensations in the amount of $500.00 per month to be paid on the first of every month during the Term of this Agreement.

          (d) nStor Stock Options. Employee will be granted an option to purchase 250,000 shares of nStor common stock, par value $.05 per share, pursuant to a stock option agreement (the "Stock Option Agreement"), which will provide that one third of the options (83,333 shares) will be exercisable at $.50 per share and deemed vested on July 1, 2003, and two thirds of the options (166,667 shares) will be exercisable at $.75 per share, with 41,667 shares deemed vested each six months on January 1, 2004, July 1, 2004, January 1, 2005 and July 1, 2005, respectively. All other terms of the option shall be as set forth in the Stock Option Agreement and subject to the nStor Technologies, Inc. 2001 Stock Option Plan.

5. Nondisclosure and Assignment of Proprietary and Confidential Information. In consideration and recognition of the fact that Employee has had, and during the course of his employment with Stonehouse may have, access to Confidential Information (as hereinafter defined) of Stonehouse Entities or other information and data or secrets of a proprietary nature of Stonehouse Entities which such Stonehouse Entities desire to keep confidential, and that a Stonehouse Entity has furnished, or during the course of Employee's employment will furnish, such Confidential Information to Employee, Employee agrees and acknowledges as follows:


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          (a) Confidential  Information.  As used herein, the term "Confidential
          Information" shall mean and include, without limitation, any and all marketing and sales data, plans and strategies, financial projections, customer lists, prospective customer lists, promotional ideas, data concerning the services, designs, methods, inventions, improvements,
          discoveries  or  designs,  whether  or  not  patentable,   "know-how",
          training and sales techniques, and any other information of a similar nature of any Stonehouse Entity disclosed to Employee or otherwise made known to him as a consequence of or through his performance of
          this  Agreement  (including   information   originated  by  Employee);
          provided, however, that the term Confidential Information shall not include any information that (i) at the time of the disclosure or thereafter is or becomes generally available to and known by the public, other than as a result of a disclosure by Employee or any agent or representative of Employee in violation of this Agreement; or
          (ii) was available to Employee on a non-confidential basis from a source other than a Stonehouse Entity, or any of their respective officers, directors, employees, agents or other representatives which source was not disclosing such information in violation of any agreement not to so disclose.

          (b) Exclusive Rights; Assignment to Stonehouse. The Stonehouse Entities have exclusive rights to all Confidential Information, and Employee hereby assigns to the Stonehouse Entities all rights he might otherwise possess in any Confidential Information. Except as required in the performance of his duties hereunder, Employee will not at any time during or after his employment, directly or indirectly use, communicate, disclose, disseminate, lecture upon, publish articles or otherwise disclose or put in the public domain, any Confidential Information . Employee agrees to deliver to Stonehouse any and all copies of Confidential Information in the possession or control of Employee upon the expiration or termination of this Agreement, or at any other time upon request. This Section 5 shall survive the termination of this Agreement and the termination of Employee's employment with Stonehouse.

6. Solicitation of Employees, Customers and OthersIn consideration and recognition of the fact that Employee's position with Stonehouse is an executive position involving fiduciary responsibility to Stonehouse and access to Confidential Information, Employee agrees that during the Term of this Agreement and the Restricted Period he will not directly or indirectly solicit, influence or attempt to influence any customer, potential customer, supplier or any employee of any Stonehouse Entity to cease doing business with or being employed by any Stonehouse Entity or to do business with a competing company or seek employment with another company.

7. Remedies and Enforcement Upon Breach. Employee agrees and acknowledges that any violation of Sections 3(b), 5 and 6 shall entitle Stonehouse to pursue any appropriate remedies or relief provided by law or equity and to obtain a temporary restraining order if warranted, injunctive relief if appropriate, and/or specific performance of the above and foregoing agreements and covenants. Employee has carefully read and considered the provisions of Sections 3(b), 5 and 6 of this Agreement, and agrees that the restrictions contained therein (including, but not limited to, the time period) are fair and reasonable and that these provisions are reasonably required for protection of the interests of the Stonehouse Entities. Employee further agrees that a violation by Employee of any of the covenants contained in Sections 3(b), 5 and 6 will cause damage to one or more StonehouseEntities that will be significant, material and difficult or impossible to adequately measure, and that in the event of such a breach, such Stonehouse Entity or Entities will be entitled to seek and obtain injunctive relief. Employee expressly acknowledges and agrees that the respective covenants and agreements will be construed in such a manner as to be enforceable under applicable laws if a more limited scope is determined by a court of competent jurisdiction to be required.

8. Representation by Employee. Employee represents and warrants that he is under no restriction or disability by reason of any prior contract or otherwise which would prevent him from entering into and performing his duties and obligations under this Agreement.

9. Notices. All notices, requests, demands and other communications under this Agreement must be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the date indicated on the return receipt as the date of receipt or refusal if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, return receipt requested, and properly addressed as follows:

        to Stonehouse:       nStor Technologies, Inc.
                             10140 Mesa Rim Road
                             San Diego, California 92121
                             Attn: President
                             Fax: 858-458-1613

        to the Employee:     John E. Gates

Any party may change its address for the purpose of this Section 9 by giving the other party written notice of the new address in the manner set forth above.

10. Entire Agreement. This Agreement, including the Addendum to Employment Agreement attached hereto, constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof, written or otherwise.

11. Amendment. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants or conditions hereof may be amended, only by a written instrument executed by Employee and by an authorized representative of Stonehouse, which expressly states the intent of the parties to modify the terms of this Agreement.

12. Waiver. Any failure to exercise or delay in exercising any right, power or privilege herein contained, or any failure or delay at any time to require the other party's performance of any obligation under this Agreement, shall not affect the right to subsequently exercise that right, power or privilege, or to require performance of that obligation. A waiver of any of the provisions of this Agreement shall not be deemed, nor shall constitute a continuing waiver. A waiver shall not be binding unless executed in writing by the party making the waiver.

13. Assignment; Binding Effect. This Agreement shall inure to the benefit of, and be enforceable by, Stonehouse and its successors and assigns; however, this Agreement is personal to Employee and may not be assigned. The parties agree that nStor shall be deemed a third party beneficiary of this Agreement.

14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law. If any provision of this Agreement shall be unlawful, void or for any reason unenforceable, it shall be deemed separable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Agreement, and the rights and obligations of the parties shall be enforced to the fullest extent possible.

15. Attorney's Fees. In any judicial action or proceeding or any arbitration proceeding between the parties to enforce any of the provisions of this Agreement, to seek damages on account of the breach hereof, to seek injunctive relief to prevent the breach hereof, to seek a judicial determination of the rights or obligations of any party hereto or in any judicial action or proceeding or any arbitration proceeding between the parties in which this Agreement is raised as a defense, regardless of whether the action or proceeding is prosecuted to judgement, and in addition to any other remedy, the unsuccessful party shall pay the successful party all reasonable costs and expenses, including reasonable attorney's fees, incurred by the successful party.

16. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Texas, excluding any choice of law principles, which direct the application of the laws of another jurisdiction.

17. Effect of Heading. The subject headings of this Agreement are included for convenience only, and shall not affect the construction or interpretation of any of its provisions.

18. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

        "Stonehouse"         Stonehouse Technologies, Inc.,
                             a Texas Corporation

                             By: /s/ Jack Jaiven
                             Its: Vice President

        "Employee"           /s/ John E. Gates
                                 John E. Gates

                        ADDENDUM TO EMPLOYMENT AGREEMENT

As an Addendum to the Agreement, Employee and nStor hereby agree that Employee shall serve as a contract sales consultant for nStor at additional compensation (the "Additional Compensation") of $50,000 per year, for a term of one year commencing on the date hereof, which term may be cancelable by either party upon thirty (30) days prior written notice effective not earlier than January 1, 2003. The Additional Compensation shall be payable in equal installments on the Stonehouse Base Salary payment dates (subject to proration for a period of less than one year or any applicable period therein).

                             nStor Technologies, Inc.,
                             a Delaware Corporation

                             By: /s/ Jack Jaiven
                             Its: Vice President


                             "Employee"

                             /s/ John E. Gates
                             John E. Gates